Exhibit 10.3
CASH AMERICA INTERNATIONAL, INC.
2008 RESTRICTED STOCK UNIT SPECIAL AWARD AGREEMENT
     This 2008 Restricted Stock Unit Special Award (the “Agreement”) is entered into as of the ___day of ___, 2008, by and between CASH AMERICA INTERNATIONAL, INC. (the “Company”) and                      (“Employee”).
WITNESSETH:
     WHEREAS, the Company has adopted the Cash America International, Inc. 2004 Long-Term Incentive Plan (the “Plan”), which is administered by the Management Development and Compensation Committee of the Company’s Board of Directors (the “Committee”); and
     WHEREAS, the Committee has granted to Employee a special award (the “Award”) of Restricted Stock Units (known under the Plan as a “Stock Unit Award”) to encourage Employee to excel in the future on behalf of the Company and that shall vest under the terms of the Plan over a two-year period; and
     WHEREAS, the Restricted Stock Units (“RSUs”) represent the unfunded and unsecured promise of the Company to issue to Employee an equivalent number of shares of the common stock of the Company or its successors (“Common Stock”) at a future date, subject to the terms of this Agreement.
     NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Award.
          (a) General. Subject to the restrictions and other conditions set forth herein, the Company hereby grants an award of ___RSUs.
          (b) Grant Date. The Award was awarded to Employee on January 23, 2008 (the “Grant Date”).
     2. Vesting. 50% of the Award shall vest on January 31, 2009 and the remaining 50% of the Award shall vest on January 31, 2010; provided, however, that Employee must remain continuously employed by the Company or its subsidiaries or other affiliates from the Grant Date through the applicable vesting date for each portion of the Award. Any RSUs that are part of the Award and have not vested shall remain subject to forfeiture under Section 3 of this Agreement.
     3. Treatment of Award Upon Termination of Employment. Upon Employee’s termination of employment with the Company and all of its subsidiaries and affiliates for any reason (including death), any portion of the Award that has not yet vested as provided in Section 2 of this Agreement shall be immediately forfeited, and Employee shall forfeit any and all rights in or to such unvested portion of the Award.
     4. Payment of Awards.
          (a) General.
i.	Except as provided in Section 4(b) below, (A) as each 50%-portion of the Award vests, the Company shall instruct its transfer agent to issue a stock certificate evidencing the conversion of such vested shares of Common Stock in the name of Employee (or, if Employee has died, in the name of Employee’s designated beneficiary or, if no beneficiary has been designated, Employee’s estate (“Beneficiary”)) within a reasonable time after the vesting date of such 50%-portion of the Award, but (B) in no event will the Common Stock relating to the then-vesting portion of the Award be transferred to Employee later than December 31 of the calendar year in which the vesting date for the then vesting portion of the Award occurs.
ii.	The Company shall not be required to deliver any fractional shares of Common Stock under the Award. Any fractional shares shall be rounded up to the next whole share.
          (b) Deferred Delivery.
i.	Employee may elect to defer the timing of the payment of the vested portions of the Award granted under this Agreement until (A) the date Employee has a separation from service (within the meaning of Internal Revenue Code (“Code”) §409A and the applicable guidance issued thereunder) (“Separation from Service”) or (B) the earlier of Employee’s Separation from Service and January 31, 2010. For the portion of Employee’s Award vesting on January 31, 2009, such election must be made no later than July 31, 2008. For the portion of the Award vesting on January 31, 2010, such election must be made no later than December 31, 2008.

ii.	To the extent required under Code §409A and applicable guidance issued thereunder (“Code §409A”), if Employee is a specified employee (within the meaning of Code §409A) at the time Employee has a Separation from Service and has elected to defer receipt of his or her Award, the shares of Common Stock transferable on a deferred basis as a result of Employee’s Separation from Service for any reason other than Employee’s death shall not be issued before the date that is six months after Employee’s Separation from Service or such earlier time as may be permitted under Code §409A. In the event of Employee’s death after he or she has elected to defer receipt of his or her Award, the shares of Common Stock relating to any and all outstanding RSUs that have not been forfeited under Section 3 of this Agreement will be issued in the name of Employee’s Beneficiary within 90 days after Employee’s death.
     5. Change in Control.
          (a) Vesting and Payment. In the event of a Change in Control (as defined below) while Employee is still employed by the Company or its subsidiaries or other affiliates, vesting of the entire Award shall automatically accelerate and become 100% vested as of the date the Change in Control occurs as long as Employee has remained continuously employed through such date. In such event, the shares of Common Stock evidencing vested RSUs shall be delivered to Employee in a lump sum within 60 days following the date of the Change in Control, notwithstanding any election made under Section 4(b) of this Agreement. A “Change in Control” shall mean an event that is a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all as defined in Code §409A, except that 35% shall be substituted for 30% in applying Treasury Regulations Section 1.409A-3(i)(5)(vi) and 50% shall be substituted for 40% in applying Treasury Regulations Section 1.409A-3(i)(5)(vii). Notwithstanding the above, a “Change in Control” shall not include any event that is not treated under Code §409A as a change in control event with respect to Employee.

          (b) Substitution. Notwithstanding anything set forth herein to the contrary, upon a Change in Control, the Committee, in its sole discretion, may, in lieu of issuing Common Stock, provide Employee with an equivalent amount payable in the form of cash.
     6. Agreement of Employee. Employee acknowledges that certain restrictions under state or federal securities laws may apply with respect to the shares of Common Stock to be issued pursuant to the Award. Specifically, Employee acknowledges that, to the extent Employee is an “affiliate” of the Company (as that term is defined by the Securities Act of 1933), the shares of Common Stock to be issued as a result of the Award are subject to certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission’s Rule 144). Employee hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state and federal securities laws and any restrictions on the resale of such shares which may pertain under such laws. Notwithstanding anything herein to the contrary and only to the extent permitted under Code §409A, a payment may be delayed to the extent the Company reasonably anticipates that making the payment will violate federal securities laws or other applicable laws.
     7. Withholding. Upon the issuance of shares to Employee pursuant to this Agreement, Employee shall pay an amount equal to the amount of all applicable federal, state and local employment taxes which the Company is required to withhold at any time. Such payment may be made in cash, by withholding from Employee’s normal pay or short term incentive pay (if any), or, with respect to the issuance of shares to Employee pursuant to this Agreement, by delivery of shares of Common Stock (including shares issuable under this Agreement) in accordance with Section 14(a) of the Plan and the terms of Code §409A.
     8. Adjustment of Awards.
          (a) If there is an increase or decrease in the number of issued and outstanding shares of Common Stock through the payment of a stock dividend or resulting from a stock split, a recapitalization, or a combination or exchange of shares of Common Stock, then the number of outstanding RSUs hereunder shall be adjusted so that the proportion of such Award to the Company’s total issued and outstanding shares of Common stock remains the same as existed immediately prior to such event.
          (b) Except as provided in Section 8(a) of this Agreement, no adjustment in the number of shares of Common Stock subject to any outstanding portion of the RSUs shall be made upon the issuance by the Company of shares of any class of its capital stock or securities convertible into shares of any class of capital stock, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company’s convertible into such shares or other securities.
          (c) Upon the occurrence of events affecting Common Stock other than those specified in Sections 8(a) and 8(b) of this Agreement, the Committee may make such other adjustments to awards as are permitted under Section 5(c) of the Plan. This section shall not be construed as limiting any other rights the Committee may have under the terms of the Plan.
     9. Plan Provisions.
          In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, as may be amended from time to time, which are hereby incorporated by reference. Any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein. In the event of any conflict between the provisions of the Agreement and the Plan, the Plan shall control.

     10. Miscellaneous.
          (a) Limitation of Rights. The granting of the Award and the execution of the Agreement shall not give Employee any rights to (1) similar grants in future years, (2) any right to be retained in the employ or service of the Company or any of its affiliates or subsidiaries, or (3) interfere in any way with the right of the Company or its affiliates or subsidiaries to terminate Employee’s employment or services at any time.
          (b) Claims Procedure. Any dispute or claim for benefits by any person under this Agreement shall be determined by the Committee in accordance with the claims procedures under the Cash America International, Inc. Nonqualified Savings Plan.
          (c) Shareholder Rights. Neither Employee nor Employee’s Beneficiary shall have any of the rights of a shareholder with respect to any shares of Common Stock issuable upon vesting of any Stock Unit Award until (i) such Award is vested, and (ii) such shares have been delivered and issued to Employee or Employee’s Beneficiary pursuant to Section 4 of this Agreement.
          (d) Severability. If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.
          (e) Controlling Law. The Agreement is being made in Texas and shall be construed and enforced in accordance with the laws of that state.
          (f) Construction. The Agreement and the Plan contain the entire understanding between the parties, and supersedes any prior understanding and agreements between them, representing the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.
          (g) Amendments to Comply With Code §409A. Notwithstanding the foregoing, if any provision of this Agreement would cause compensation to be includible in Employee’s income pursuant to Code §409A(a)(1), then the Company may amend the Agreement in such a way as to cause substantially similar economic results without causing such inclusion; any such amendment shall be made by providing notice of such amendment to Employee, and shall be binding on Employee.
          (h) Headings. Section and other headings contained in the Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision hereof.

     IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day and year first set forth above.

CASH AMERICA INTERNATIONAL, INC.
By:

EMPLOYEE

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